UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2008, Harte-Hanks announced by press release that it has appointed Douglas Shepard, age 40, as its Executive Vice President and Chief Financial Officer, effective December 31, 2007. Mr. Shepard will join Harte-Hanks’ San Antonio, Texas corporate headquarters. Dean Blythe, Harte-Hanks’ President, was previously serving as Chief Financial Officer on an interim basis pending Harte-Hanks’ appointment of a successor to that position.

From September 2006 to December 2007, Mr. Shepard served as Chief Financial Officer and Treasurer of HVHC Inc., the vision holding company of health-care provider Highmark. From November 2004 to December 2007, Mr. Shepard served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Eye Care Centers of America, Inc. (“Eye Care Centers”), which is owned by HVHC. From October 2005 to December 2007, Mr. Shepard was also responsible for Eye Care Centers’ information technology department. From March 1997 to November 2004, Mr. Shepard served as Vice President of Finance and Controller for Eye Care Centers. Mr. Shepard joined Eye Care Centers in March 1995. Prior to his employment with Eye Care Centers, Mr. Shepard worked at a publicly traded restaurant company and at Deloitte & Touche, LLP. Mr. Shepard earned his B.S. from Trinity University, San Antonio, TX.

Mr. Shepard’s compensation includes the following: (1) an annual base salary of $350,000 per year, (2) eligibility for an annual bonus of up to 100% of his annual base salary, subject to Harte-Hanks’ achievement of performance goals established by the Compensation Committee each year for the executive annual incentive plan, (3) an automobile allowance of $975 per month, (4) participation in Harte-Hanks’ non-qualified pension restoration plan, (5) eligibility for company-paid life insurance benefits consisting of 10 annual payments of $70,000 each, payable over the 10-year period following death, (6) eligibility for future long-term incentive plan awards in accordance with Harte-Hanks’ then-applicable compensation practices for executives, and (7) other benefits generally available to Harte-Hanks’ employees, such as health insurance and 401(k) matching payments.

Mr. Shepard also received, or will receive, the following initial equity awards pursuant to the Harte-Hanks 2005 Omnibus Incentive Plan and the applicable forms of award agreements, which have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference: (1) options to purchase 50,000 shares of Harte-Hanks common stock, with an exercise price equal to the closing market price per share of Harte-Hanks common stock on the grant date (December 31, 2007), which vest in equal 25% increments on each of the second, third, fourth, and fifth anniversaries of their grant date and expire on the tenth anniversary of their grant date, (2) 7,500 shares of restricted common stock, which vest 100% on the third anniversary of their grant date (December 31, 2007) and receive dividends during the vesting period, and (3) 2,500 performance units, each representing the right potentially to receive one share of Harte-Hanks common stock, with the number of shares of common stock determined on the third anniversary of the grant date (February 5, 2008) based upon the same performance goals to be approved by the Compensation Committee for all performance units that will be issued in 2008.

Mr. Shepard received on his start date (December 31, 2007) a one-time payment of $150,000 in cash and a grant of restricted stock equal to $75,000 based on the closing market price of Harte-Hanks common stock on December 31, 2007. These shares of restricted stock, which were issued pursuant to the Harte-Hanks 2005 Omnibus Incentive Plan, vest 100% on the first anniversary of their grant date, subject to earlier lapse of the restricted period upon death, disability or termination without cause, and they receive dividends during the vesting period.

Harte-Hanks entered into a change in control severance agreement with Mr. Shepard, the form of which has been previously filed by Harte-Hanks with the Securities and Exchange Commission and can be found as Exhibit 10(e) to Harte-Hanks’ Form 10-K for the year ended December 31, 2000. The following description of the severance agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is incorporated herein by reference. Pursuant to the agreement, if, after a “change in control” of Harte-Hanks, Mr. Shepard (i) is terminated other than for “cause” (as defined in the agreement), death or disability, (ii) elects to terminate his employment after specified adverse actions are taken by Harte-Hanks or (iii) elects to terminate his employment for any reason during the thirty-day period following the first anniversary of a change of control of Harte-Hanks, then Mr. Shepard would be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) his annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the average of his bonus or incentive compensation for the two fiscal years preceding the change in control or termination date, whichever is larger. In addition, Mr. Shepard would receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all unvested options, restricted stock and performance units previously granted to Mr. Shepard would immediately vest. Harte-Hanks will also provide a tax gross up payment to Mr. Shepard, if applicable.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing the appointment of Mr. Shepard, as described under Item 5.02, is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being filed herewith:

Exhibit No.	Description
99.1	Press release dated January 2, 2008 announcing the appointment by Harte-Hanks of Mr. Shepard as Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: January 2, 2008

By:	/s/ Bryan J. Pechersky
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release dated January 2, 2008 announcing the appointment by Harte-Hanks of Mr. Shepard as Chief Financial Officer